UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BROWN, DR., PETER W
   417 LIBBIE AVENUE
   RICHMOND, VA  23226
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 25,  2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |4-01-0|J*  |V|487               |A  |20.51      |4,773              |D     |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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*STOCK AWARDED IN LIEU OF C|      |    | |                  |   |           |                   |      |                           |
ASH--BOARD OF DIRECTORS FEE|      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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*OPTION (RIGHT TO BUY)|27.75   |     |    | |           |   |10-01|3-31-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-94  |2004 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|26.50   |     |    | |           |   |10-03|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-95  |2005 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|25.75   |     |    | |           |   |10-02|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-96  |2006 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|23.875  |     |    | |           |   |10-01|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-97  |2007 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|27.75   |     |    | |           |   |5-07-|11-06|COMMON      |2500   |       |2500        |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|30.75   |     |    | |           |   |10-01|3-31-|COMMON      |1000   |       |1000        |D  |            |
                      |        |     |    | |           |   |-98  |08   |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|23.00   |     |    | |           |   |10-01|3-31-|COMMON      |1000   |       |1000        |D  |            |
                      |        |     |    | |           |   |-99  |09   |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|14.00   |     |    | |           |   |10-03|4-02-|COMMON      |1000   |       |1000        |D  |            |
                      |        |     |    | |           |   |-00  |10   |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|12.5625 |     |    | |           |   |10-02|4-01-|COMMON      |1000   |       |1000        |D  |            |
                      |        |     |    | |           |   |-01  |11   |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|20.51   |4-01-|A   |V|1000       |A  |10-01|3-31-|COMMON      |1000   |       |1000        |D  |            |
                      |        |02   |    | |           |   |-02  |12   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*GRANTED UNDER THE 1993 STOCK PLAN FOR NON-EMPLOYEE
DIRECTORS
SIGNATURE OF REPORTING PERSON
PETER W BROWN
DATE
April 25, 2002